UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 21, 2007

SPAR Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27824 (Commission File No.)	33-0684451 (IRS Employer Identification No.)

555 White Plains Road, Suite 250, Tarrytown, New York	10591
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (914) 332-4100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 - Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

SPAR Group, Inc. (the "Corporation") received notices of non-compliance with certain standards for continued listing on the Nasdaq Capital Market on November 21, 2007, and November 26, 2007, from the staff of the Listing Qualifications Department of The NASDAQ Stock Market (the "Nasdaq Staff").

Based upon a review of the Corporation's Form 10-Q for the quarter ended September 30, 2007, the Nasdaq Staff determined that the Corporation no longer satisfies Marketplace Rule 4310(c)(3) requiring either (a) a minimum of $2.5 million of stockholder equity, (b) the $35.0 million market value of listed securities, or (c) $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. As a result of the noncompliance, the Nasdaq Staff is reviewing the Corporation's eligibility for continued listing on The Nasdaq Capital Market. To facilitate this review, the Corporation must provide a specific plan to achieve and sustain compliance with all The Nasdaq Capital Market listing requirements, including the time frame for completion of the plan, by December 6, 2007 (unless an extension is granted by the Nasdaq Staff). In the event the Nasdaq Staff determines that the Corporation's plan does not adequately address the issues noted, the Corporation's securities will be delisted. The Corporation would then have the ability to appeal the Nasdaq Staff's decision to the Nasdaq Listing Qualifications Panel (the "Panel").

In addition, the Nasdaq Staff determined that for 30 consecutive business days preceding its notice, the bid price of the Corporation's common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the "Bid Price Rule"). Accordingly, the Corporation has been granted 180 calendar days, or until May 27, 2008, to regain compliance. If at any time before May 27, 2008, the bid price of the Corporation's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Nasdaq Staff will provide written notification to the Corporation of its compliance with the Bid Price Rule. Unless the Corporation is eligible for an additional 180 calendar day compliance period, failure to comply by May 27, 2008, will result in a delisting of the Corporation's securities. The Corporation would then have the ability to appeal the Nasdaq Staff's decision to the Panel.

The Corporation issued a press release on November 28, 2007 respecting the above as required by Nasdaq. A copy of the press release is attached as Exhibit 99.1 to this report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

99.1 - Press release issued by the Corporation dated November 28, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPAR GROUP, INC.

Date: November 28, 2007	By: /s/ Charles Cimitile
Charles Cimitile
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated November 28, 2007